GameSquare Holdings, Inc.
6775 Cowboys Way, Suite 1335
Frisco, TX 75034

November 5, 2024

Michael Rosselli
YA II PN, Ltd.
c/o Yorkville Advisors Global, LLC
1012 Springfield Avenue
Mountainside, NJ 07092

Re: **Standstill and Repayment Agreement**

Michael,

Reference is made to the Convertible Promissory Note between YA II PN, Ltd. ("Holder") and GameSquare Holdings, Inc. ("Company") dated July 8, 2024, in the principal amount of $6,500,000 (the "Note"), the balance of which is $5,900,000, as of the date hereof. Reference is also made to the Standby Equity Purchase Agreement between Holder and Company dated July 8, 2024 (the "SEPA"). All capitalized terms not defined herein shall be defined as set forth in the Note or the SEPA, as applicable. In exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Holder and the Company hereby agree as follows:

1. (a) Holder currently owns 640,000 shares of the Company's common stock the ("Issued Shares"). During the period commencing on the Effective Date (as defined below) of this agreement and ending on 5:00 pm (EST) November 30, 2024 (the "Standstill Period"), except as set forth herein, Holder will not sell any of the Issued Shares or enter into any transactions for the sale of any of the Issued Shares.

   (b) During the Standstill period Company may purchase or arrange for third parties suitable to the Holder, in its discretion, to purchase directly from Holder all or a portion of the Issued Shares held by Holder, at the then current market price of the Company's shares on NASDAQ at the time of agreement of such purchase (the "Market Price") and provided that such Market Price is at least $0.70 per share. Payment for such purchases will be made to Holder upon Holder's delivery of such shares to the purchaser.

   (c) If the Company or a suitable third party do not purchase all of the Issued Shares from the Holder in accordance with the preceding section, then in addition to the payment obligations set forth below, the Company shall make a payment to the Holder in an amount equal to the number of unsold Issued Shares held by the Holder as of the last day of the Standstill Period multiplied by the difference between the closing price of the Company's shares as of the last day of the Standstill Period and $0.70 per shares (the "Make-Whole Amount"). The Company shall pay the Make-Whole Amount within three (3) Business Days of the last day of the Standstill Period.

(d) Notwithstanding anything to the contrary herein, Holder may sell Issued Shares during the Standstill Period, (i) at any time after the occurrence of an Event of Default, or (ii) if at any time after a Payment Date set forth below, the Company has failed to pay the required Payment Amount to the Holder, or (iii) at any time provided such sales are at the a price per share of at least $1.00 per share.

2. In exchange for Holder's performance hereunder, Company will make payments to Holder in the amount of $1,900,000 (the "Redemption Amount"), payable as follows:

Payment Date	**Payment Amount**
Effective Date	$250,000
November 15, 2024	$700,000
December 10, 2024	$475,000
December 20, 2024	$475,000

In respect of each payment of a portion of the Redemption Amount, the amount paid shall be applied as follows: (i) ninety-three percent (93%) of the amount paid in reduction of outstanding principal under the Note, and (ii) seven percent (7%) of the amount paid will be applied to the applicable Payment Premium payable due under the Note in connection with the Redemption Amount.

3. Conversion Standstill Period. During the period commencing on the Effective Date (as defined below) of this agreement and ending on 5:00 pm (EST) December 31, 2024 (the "Conversion Standstill Period"), except as set forth herein (a) Holder may not convert any portion of the outstanding amount of principal under the Note into common shares of the Company and will not deliver any Conversion Notices under the Note to Company, (b) Holder may not issue any Investor Notices under the SEPA to Company, and (c) Company will not submit any Advance Notices under the SEPA to Holder. Notwithstanding anything to the contrary herein, the limitations set forth in section (a) and (b) of this paragraph shall not apply (i) at any time after the occurrence of an Event of Default, (ii) if at any time after a Payment Date, the Company has failed to pay the required Payment Amount to the Holder, or (iii) if waived in writing by the Company.

4. Effective Date. The Standstill Period and the Conversion Standstill Period shall take effect on the date upon which both (i) this agreement has been signed by the parties, and (ii) the Holder has received the first Redemption Payment in the amount of $250,000 (such date, the "Effective Date"). In the first Redemption Payment has not been received by November 8, 2024, this agreement may be terminated in writing by the Holder.

5. Release. In consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself and its affiliates (collectively, the "Releasors"), hereby confirm that they have no claim against and fully and unconditionally release and forever discharge Holder and its affiliates and its and their respective officers, directors, employees, agents, legal representatives, successors and assigns, from any and all claims, actions, obligations, liabilities, demands and/or causes of action, of whatever kind or character, whether now known or unknown, in law or equity, against the Lender or its affiliates, which the Releasors

or any of them has ever had, now have or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever up to the date of this agreement, other than in the case of actual fraud. This release shall be binding upon and inure to the benefit of the parties hereto and their respective administrators, legal representatives, successors and assigns.

6. Miscellaneous. This agreement shall be governed by and construed in accordance with the laws of the State of New York. This Agreement may be executed in counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement electronically shall be equally as effective as delivery of a manually executed counterpart of this Agreement. No waiver of any provision of this Agreement shall be effective or enforceable unless made in writing signed by the party waiving any right or privilege hereunder.

7. Except as amended herein, the Note and SEPA shall remain in full force and effect.

Accepted and Agreed:

GameSquare Holdings, Inc.

By: John Wilk
Name: John Wilk
Title: General Counsel

YA II PN, LTD.

By: Yorkville Advisors Global, LP
Its: Investment Manager

By: Yorkville Advisors Global II, LLC
Its: General Partner

By: M. Beckman
Name: Matt Beckman
Title: Member